Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment to the Registration Statement (Registration No.: 333-290810) on Form S-4 of Millrose Properties, Inc. of our reports dated January 23, 2025, relating to the consolidated financial statements of Lennar Corporation and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2024. We also consent to the reference to us under the heading “Experts” in such Amendment to the Registration Statement.

/s/ Deloitte & Touche LLP

Miami, FL

November 5, 2025